EXHIBIT 23.2

Consent of Moss Adams LLP

We consent to (a) the inclusion in Post-Effective Amendment No. 1 to the Registration Statement of XML-Global Technologies, Inc. on Form SB-2 of our report dated July 26, 2001, relating to the consolidated financial statements of XML-Global Technologies, Inc. and Subsidiaries as of June 30, 2001 and for the years then ended, and (b) the reference to our firm in the Registration Statement under the caption "Experts."

/s/
Bellingham, Washington
January __, 2002